                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): May 21, 2002
                                                  ------------



                                  ENGAGE, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)


   Delaware                         000-26671                   04-3281378
   --------                      --------------             -------------------
(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)


100 Brickstone Square, Andover, Massachusetts       01810
------------------------------------------------------------
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code: (978) 684-3884
                                                    --------------

Item 5.   Other Events.
------    ------------

On May 21 2002, Engage, Inc. publicly disseminated a press release announcing preliminary results for the third fiscal quarter ended April 30, 2002, and separately announced it has received a proposal from its parent company, CMGI, Inc. to acquire all of the outstanding publicly held shares of Engage.

Revenue for the third fiscal quarter of 2002 is estimated to be between $5.3 million and $5.6 million, compared to $6.1 million for the second fiscal quarter. On a cash basis Engage's 2002 third quarter net loss from continuing operations excluding amortization, restructuring costs and stock compensation is estimated to be between $7.2 million and $8.0 million, or approximately $0.04 per share, using a weighted average share count of $196.5 million, compared to $5.6 million for the second fiscal quarter, or $0.03 per weighted average share. Engage's third quarter cash basis net loss from continuing operations includes a charge of approximately $2.6 million related to the accrual of future lease costs for certain facilities that are no longer occupied by the company. The accrual is based upon total future lease costs under the facility lease, less estimated proceeds from possible subleasing arrangements that the Company may be able to enter into during future periods. Final results for the third fiscal quarter ended April 30, 2002 will be reported in mid-June.

Engage also announced that it has received a proposal from CMGI to acquire all of the outstanding publicly held shares not already held by CMGI. CMGI currently owns approximately 75% of Engage's outstanding common stock. Each publicly held share of Engage common stock would be exchanged for .2286 of a share of CMGI common stock under the proposal. The offer represents a value of $0.24 per share of Engage common stock, which represents a premium of 20% over the closing price of Engage common stock based on the closing price on the Nasdaq National Market of CMGI common stock and Engage common stock on May 20, 2002. The final terms of acquisition by CMGI, if any, will be based on negotiations between Engage and CMGI. Engage's Board of Directors intends to appoint a Special Committee of independent members of the Board to evaluate and negotiate the proposed offer. It is expected that the Special Committee will retain an independent financial advisor and independent counsel to assist it in evaluating the proposal.

The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.

Item 7.  Financial Statements and Exhibits.
------   ---------------------------------

(c)      Exhibit.

 99.1    Press Release dated May 21, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          ENGAGE, INC.

                                          (Registrant)

Date: May 21, 2002                        /s/ Christopher Cuddy
                                          --------------------------------------
                                          Christopher Cuddy
                                          President and Chief Executive Officer

                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number                     Description
-------                    -----------

99.1                       Press Release dated May 21, 2002